As filed with the Securities and Exchange Commission on February 19, 2013

Registration No. 333-182295

Registration No. 333-159916

Registration No. 333-142327

Registration No. 333-151864

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-182295

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-159916

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-142327

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-151864

KBW LLC

(f/k/a/ KBW, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	13-4055775
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

787 Seventh Avenue

New York, New York 10019

(Address, including zip code, of Principal Executive Offices)

KBW, Inc. 2009 Incentive Compensation Plan

KBW, Inc. 2006 Equity Incentive Plan

KBW, Inc. 2008 Employee Stock Purchase Plan

(Full Title of Plan)

James M. Zemlyak

Senior Vice President, Chief Financial Officer and Treasurer

Stifel Financial Corp.

501 North Broadway

St. Louis, MO 63102

(314) 342-2000

Fax: (314) 342-2097

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Robert J. Endicott, Esq. Todd M. Kaye, Esq. Bryan Cave LLP 211 North Broadway, Suite 3600 St. Louis, MO 63102 (314) 259-2000 Fax: (314) 259-2020

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Deregistration of Securities

This Post-Effective Amendment (this “Amendment”) relates to each of the following Registration Statements of KBW, Inc., a Delaware corporation (now known as KBW LLC, a Delaware limited liability company) (the “Registrant”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-182295, filed with the Securities and Exchange Commission (the “Commission”) on June 22, 2012, registering the offer and sale of 3,000,000 shares of Registrant’s Common Stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the KBW, Inc. 2009 Incentive Compensation Plan, as amended (the “2009 Plan”).

•

Registration Statement No. 333-159916, filed with the Commission on June 11, 2009, registering the offer and sale of (i) 6,000,000 shares of Common Stock issuable pursuant to the 2009 Plan, (ii) 641,638 shares of Common Stock, which were previously registered, issuable pursuant to the KBW, Inc. 2006 Equity Incentive Plan (the “2006 Plan”), Registration Statement No. 333-142327, filed with the Commission on April 24, 2007, and (iii) an indeterminate number of shares of Common Stock, not to exceed 4,706,401 shares, which remain subject to outstanding awards under the 2006 Plan as of April 13, 2009 and may be delivered pursuant to awards under the 2009 Plan, to the extent that on or after such date any such awards under the 2006 Plan are forfeited or settled or terminate without a distribution of shares or shares of Common Stock are used to pay required tax withholding for any such award under the 2006 Plan.

•

Registration Statement No. 333-142327, filed with the Commission on April 24, 2007 and amended on June 11, 2009, registering the (i) offer and sale of 3,265,439 shares of Common Stock issuable pursuant to the 2006 Plan and (ii) the resale of 12,400 shares of Common Stock previously issued under the 2006 Plan.

•

Registration Statement No. 333-151864, filed with the Commission on June 24, 2008, registering the offer and sale of 1,500,000 shares of Common Stock issuable pursuant to the KBW, Inc. 2008 Employee Stock Purchase Plan.

This Amendment is being filed to deregister any and all unsold securities registered pursuant to, and to terminate the effectiveness of, each of the Registration Statements. On February 15, 2013, pursuant to an Agreement and Plan of Merger, dated as of November 5, 2012, by and among the Registrant, Stifel Financial Corp. (“Stifel”), SFKBW One, Inc., a Delaware corporation and Stifel’s direct, wholly owned subsidiary (“Merger Subsidiary”), and SFKBW Two, LLC, a Delaware limited liability company and Stifel’s direct, wholly owned subsidiary, which is disregarded from Stifel (“Successor Subsidiary”), Merger Subsidiary merged with and into the Registrant and the Registrant merged with and into Successor Subsidiary, with Successor Subsidiary continuing as Stifel’s direct wholly owned subsidiary (the “Merger”).

As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all of the securities which remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statements by deregistering shares of Common Stock registered under the Registration Statements in the amounts as set forth above.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, State of New York, February 19, 2013.

KBW LLC (f/k/a KBW, Inc.)

By:	/s/ James M. Zemlyak
James M. Zemlyak President